News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports First Quarter Fiscal 2018 Results

EVANSVILLE, Ind. – February 7, 2018 – Berry Global Group, Inc. (NYSE:BERY) today reported results for its first fiscal 2018 quarter, referred to in the following as the December 2017 quarter.

Highlights
●	Net income was $163 million.
●	Net income per diluted share increased to $1.20 compared to $0.40 in the prior year quarter.
●	Adjusted net income per diluted share up 34 percent to $0.67.
●	Net sales increased 18 percent to $1.8 billion.
●	Operating income increased by 12 percent to $163 million.
●	Operating EBITDA was $310 million (17.5 percent of net sales), an increase of 12 percent.
●	Cash flow from operations increased by 7% to $153 million.
●	Increased guidance for fiscal year 2018 cash flow from operations to $1,007 million and adjusted free cash flow to $630 million.

"I am proud to report we had another solid quarter of improved financial results.  Milestones for both revenue and operating EBITDA were achieved for any December ended quarter.  I am very proud of our employees who continually focus on building and strengthening our competitive advantages while providing high quality products and service to our customers," said Tom Salmon, Chairman and Chief Executive Officer of Berry.

December 2017 Quarter Results

Consolidated Overview
	December Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$1,776	$1,502	$274	18%
Operating income	163	146	17	12%

The net sales increase of $274 million from the prior year quarter is primarily attributed to acquisition net sales of $267 million, an $18 million favorable impact from currency translation, and increases in selling prices due to the pass through of higher resin prices.  These increases are partially offset by a 1% base volume decline.

The operating income increase of $17 million from the prior year quarter is primarily attributed to acquisition operating income of $26 million, and an $11 million decrease in selling, general, and administrative expenses from cost reductions, and a $7 million decrease in depreciation and amortization. These increases are partially offset by an $18 million unfavorable impact from under recovery of higher cost of goods sold, a $5 million increase in business integration and restructuring costs, and a $4 million unfavorable impact from volume decline.

The performance of the Company's divisions compared with the prior fiscal year quarter is as follows:

Engineered Materials
	December Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$648	$383	$265	69%
Operating income	88	53	35	66%

Engineered Materials' net sales increased by $265 million from the prior year quarter primarily attributed to acquisition net sales of $267 million and a $6 million increase in selling prices due to the pass through of higher resin prices, partially offset by a 2% base volume decline.

The operating income increase of $35 million from the prior year quarter is primarily attributed to acquisition operating income of $26 million, a $4 million favorable improvement in price cost spread, and a $4 million decrease in depreciation and amortization expense.

Health, Hygiene, and Specialties
	December Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$577	$570	$7	1%
Operating income	37	59	(22)	(37)%

Health, Hygiene, and Specialties' net sales increased by $7 million from the prior year quarter primarily attributed to a $16 million favorable impact from currency translation, partially offset by a 1% base volume decline.

The operating income decrease of $22 million from the prior year quarter is primarily attributed to a $17 million negative impact from under recovery of cost of goods sold related to inflation and market pressure in South America, a $6 million increase in business integration and restructuring costs, and a slight increase in depreciation and amortization expense, partially offset by a $4 million decrease in selling, general and administrative expenses.

Consumer Packaging
	December Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$551	$549	$2	-%
Operating income	38	34	4	12%

Consumer Packaging's net sales increased by $2 million from the prior year quarter primarily attributed to an $8 million impact from selling price increases due to the pass through of higher resin prices, partially offset by a 1% base volume decline.

The operating income increase of $4 million from the prior year quarter is primarily attributed to a $5 million decrease in depreciation and amortization expense and a $5 million decrease in selling, general and administrative expense, partially offset by a $5 million unfavorable impact from under recovery of higher cost of goods sold.

Cash Flow and Capital Structure
Our cash flow from operating activities was $153 million and $985 million for the quarter and last four quarters ended December 2017, respectively.  The Company's adjusted free cash flow for the quarter and last four quarters ended December 2017 was $25 million and $606 million, respectively.  Our total debt less cash and cash equivalents at the end of the December 2017 quarter was $5,308 million.  Adjusted EBITDA for the four quarters ended December 30, 2017 was $1,390 million.

Recent Development
On February 6, 2018, we closed on our previously announced acquisition of the Clopay Plastic Products Company, Inc.("Clopay"), a subsidiary of Griffon Corporation for a purchase price of $475 million, which is preliminary, unaudited and subject to adjustment.  Clopay manufactures printed breathable films and is an innovator in the development of elastic films and laminates with product offerings uniquely designed for applications used in a number of markets including: hygiene, healthcare, construction and industrial protective apparel.  Clopay will be operated within the Health, Hygiene and Specialties segment.  The Company expects to realize annual cost synergies of approximately $20 million from the completion of the Clopay transaction.  To finance the purchase, the Company used the proceeds from our new $500 million 4.5% second priority senior secured notes issued in January 2018.

Outlook
Given the completion of our Clopay acquisition and recent tax reform, we have increased our fiscal year 2018 cash flow from operations and adjusted free cash flow to $1,007 million and $630 million, respectively.  Additionally, our fiscal 2018 capital spending and cash interest costs are forecasted to be $340 million and $250 million, respectively.  Within our adjusted free cash flow guidance, we are also assuming a working capital use of $40 million and cash taxes to be $160 million, including the $37 million payment made in the first fiscal quarter under the Company's tax receivable agreement, along with other cash uses of $50 million related to items such as acquisition integration expenses and costs to achieve synergies.

Investor Conference Call
The Company will host a conference call today, February 7, 2018, at 10 a.m. Eastern Time to discuss its first fiscal 2018 quarter results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 4959507.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning February 7, 2018, at 1 p.m. Eastern Time, to February 27, 2018, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 4959507.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of 'Always Advancing to Protect What's Important,' and proudly partners with its customers to provide them with value-added protective solutions.  The Company is a leading global supplier of a broad range of innovative non-woven, flexible, and rigid products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, generated $7.1 billion of sales in fiscal 2017.  For additional information, visit Berry's website at www.berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, adjusted free cash flow, and cash interest expense. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits from recent acquisitions( including the Clopay acquisition), including, without limitation, the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, the inability to realize the anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the company's operations, and the anticipated tax treatment; (13) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations, (14) ability of our insurance to fully cover potential exposures and (15) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended
	December 30, 2017	December 31, 2016

Net sales	$1,776	$1,502
Costs and expenses:
Cost of goods sold	1,447	1,206
Selling, general and administrative	117	113
Amortization of intangibles	38	33
Restructuring and impairment charges	11	4
Operating income	163	146

Other expense (income), net	9	(1)
Interest expense, net	62	68
Income before income taxes	92	79
Income tax expense (benefit)	(71)	28
Net income	$163	$51

Net income per share:
Basic	$1.24	$0.42
Diluted	1.20	0.40

Outstanding weighted-average shares: (in millions)
Basic	131.0	122.0
Diluted	136.0	127.8

Berry Global Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	December 30, 2017	December 31, 2016
Net income	$163	$51
Currency translation	(24)	(45)
Pension and other postretirement benefits	(1)	—
Interest rate hedges	17	17
Provision for income taxes	(4)	(6)
Other comprehensive income, net of tax	(12)	(34)
Comprehensive income	$151	$17

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	December 30, 2017	September 30, 2017
Assets:
Cash and cash equivalents	$228	$306
Accounts receivable, net	780	847
Inventories	878	762
Other current assets	95	89
Property, plant, and equipment, net	2,363	2,366
Goodwill, intangible assets, and other long-term assets	4,076	4,106
Total assets	$8,420	$8,476

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,120	$1,101
Current and long-term debt	5,536	5,641
Other long-term liabilities	590	719
Stockholders' equity	1,174	1,015
Total liabilities and stockholders' equity	$8,420	$8,476

Current and Long-Term Debt

	December 30, 2017	September 30, 2017
(in millions of dollars)

Revolving line of credit	$—	$—
Term loans	3,855	3,957
5.5% Second priority notes	500	500
6.0% Second priority notes	400	400
5 ⅛ % Second priority notes	700	700
Debt discounts and deferred fees	(46)	(48)
Capital leases and other	127	132
Total debt	$5,536	$5,641

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	December 30, 2017	December 31, 2016

Cash flows from operating activities:
Net income	$163	$51
Depreciation	91	87
Amortization of intangibles	38	33
Other non-cash items	(108)	17
Working capital	(31)	(45)
Net cash from operating activities	153	143

Cash flows from investing activities:
Additions to property, plant, and equipment	(94)	(65)
Proceeds from sale of assets	3	2
Other investing activities, net	—	(1)
Net cash from investing activities	(91)	(64)

Cash flows from financing activities:
Repayments on long-term borrowings	(108)	(10)
Proceeds from issuance of common stock	4	5
Payment of tax receivable agreement	(37)	(60)
Net cash from financing activities	(141)	(65)
Effect of exchange rate changes on cash	1	(6)
Net change in cash	(78)	8
Cash and cash equivalents at beginning of period	306	323
Cash and cash equivalents at end of period	$228	$331

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended December 30, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$551	$577	$648	$1,776

Operating income	$38	$37	$88	$163
Depreciation and amortization	54	46	29	129
Restructuring and impairment charges	1	10	—	11
Other non-cash charges (1)	2	1	2	5
Business optimization costs (2)	—	2	—	2
Operating EBITDA	$95	$96	$119	$310

	Quarterly Period Ended December 31, 2016

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$549	$570	$383	$1,502

Operating income	$34	$59	$53	$146
Depreciation and amortization	59	44	17	120
Restructuring and impairment charges	2	2	—	4
Other non-cash charges (1)	2	2	1	5
Business optimization costs (2)	—	3	(1)	2
Operating EBITDA	$97	$110	$70	$277

(1)
Other non-cash charges in the December 2017 quarter primarily includes $4 million of stock compensation expense.  Other non-cash charges in the December 2016 quarter primarily includes $3 million of stock compensation expense along with other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	December 30, 2017	December 31, 2016	December 30, 2017

Net income	$163	$51	$452
Add: other expense (income), net	9	(1)	24
Add: interest expense, net	62	68	263
Add: income tax (benefit) expense	(71)	28	10
Operating income	$163	$146	$749

Add: non-cash amortization from 2006 private sale	7	8	31
Add: restructuring and impairment	11	4	31
Add: other non-cash charges (1)	5	5	34
Add: business optimization and other expenses (2)	2	2	16
Adjusted operating income (10)	$188	$165	$861

Add: depreciation	91	87	371
Add: amortization of intangibles (3)	31	25	128
Operating EBITDA (10)	$310	$277	$1,360

Add: acquisitions (4)			8
Add: unrealized cost savings (5)			22
Adjusted EBITDA (10)			$1,390

Cash flow from operating activities	$153	$143	$985
Net additions to property, plant, and equipment	(91)	(63)	(291)
Payment of tax receivable agreement	(37)	(60)	(88)
Adjusted free cash flow (10)	$25	$20	$606

Net income per diluted share	$1.20	$0.40
Other expense (income), net	0.07	(0.01)
Non-cash amortization from 2006 private sale	0.05	0.06
Restructuring and impairment	0.08	0.03
Other non-cash charges (6)	0.01	0.04
Business optimization costs (2)	0.01	0.02
Tax reform adjustments, net (9)	(0.70)	—
Income tax impact on items above (7)	(0.05)	(0.04)
Adjusted net income per diluted share (10)	$0.67	$0.50

Estimated Fiscal 2018
Cash flow from operating activities	$1,007
Additions to property, plant, and equipment	(340)
Tax receivable agreement payment (8)	(37)
Adjusted free cash flow (10)	$630

Interest expense	255
Additions to property, plant, and equipment	(5)
Cash interest expense (10)	$250

(1) Other non-cash charges in the December 2017 quarter primarily include $4 million of stock compensation expense and other non-cash charges.  The December 2016 quarter primarily includes $3 million of stock compensation expense and other non-cash charges.
(2) Includes integration expenses and other business optimization costs.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $7 million and $8 million for the December 30, 2017 and December 31, 2016 quarters, respectively.
(4) Represents Operating EBITDA for the AEP acquisition for the period of January 1, 2017 to January 19, 2017 and the Adchem acquisition for the months of January to June 2017.
(5) Primarily represents unrealized cost savings related to acquisitions.
(6) Other non-cash charges excludes $4 million of stock compensation expense for the quarter ended December 30, 2017.  Prior year quarter impact on adjusted net income per share would be $0.02.
(7) Income tax effects on adjusted net income is calculated using 25% for the December 2017 quarter and 32% for the December 2016 quarter.  The rates used for each represents the Company's expected effective tax rate for each respective period.
(8) Includes $37 million tax receivable agreement payment made in the December 2017 quarter.
(9) Includes $95 million of net adjustments for valuing and transition tax related to the recently passed tax reform legislation.
(10) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.

We define "adjusted free cash flow" as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's liquidity.  We also believe adjusted cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company's ability to fund its growth through its generation of cash.  We believe cash interest expense is useful to investors by providing information regarding interest expense without regard to non-cash interest expense recognition which may vary based on financing structure and accounting methods.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's performance.  We also believe EBITDA and adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

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